NEOWARE                                                            PRESS RELEASE
[GRAPHIC OMITTED]




              NEOWARE REPORTS RECORD FISCAL 2005 AND FOURTH QUARTER
                              REVENUE AND EARNINGS

      Fiscal 2005 Revenues Grew by 25%, Fourth Quarter Revenues Grew by 35%


KING OF PRUSSIA, PA., SEPTEMBER 1, 2005 -- Neoware Systems, Inc. (NASDAQ: NWRE), the leading supplier of enterprise software, thin client appliances and related services that make computing more open, secure, reliable, affordable, and manageable, today reported record revenues for its fiscal fourth quarter and year ended June 30, 2005.

     "Neoware thin client computing is gaining traction with corporate customers, enabling enterprises around the globe to improve security, enhance manageability, increase reliability and lower costs," stated Michael Kantrowitz, Neoware's Chairman and CEO. "Neoware is delivering record revenues and profits, and we're seeing strong demand for our thin client solutions."

FY05 Q4 FINANCIAL HIGHLIGHTS:

     o Revenues increased 35% to $23,009,000 from $17,080,000 in the prior year fourth quarter.

     o Gross profit was $10,125,000, or 44% of revenue, compared to $7,354,000, or 43% of revenue, in the prior year fourth quarter. Cost of sales in the June 2005 quarter includes $285,000 for amortization of acquisition-related intangible assets, compared to $85,000 of similar expenses in the prior year fourth quarter.

     o Operating expenses were $7,398,000, or 32% of revenue, compared to $6,638,000, or 39% of revenue, in the prior year fourth quarter. Operating expenses in the June 2005 quarter include a $300,000 write-off of acquisition-related in-process research and development and $394,000 for amortization of acquisition-related intangibles, compared to operating expenses in the prior year quarter that included $183,000 for amortization of acquisition-related intangible assets and the write-off of $1,604,000 of deferred expenses for acquisitions that were not consummated. Excluding these charges, non-GAAP operating expenses were $6,704,000, or 29% of revenue, in the June 2005 quarter, compared to $4,851,000, or 28% of revenue, in the prior year fourth quarter.

     o GAAP net income for the quarter was $2,218,000, or $.14 per diluted share, compared to $478,000, or $.03 per diluted share, in the prior year fourth quarter.

     o Non-GAAP net income for the quarter increased 79% to $2,983,000, or $.18 per fully diluted share in the current quarter, compared to $1,664,000, or $.10 per fully diluted share, in the year ago quarter. Non-GAAP net income excludes amortization of acquisition-related intangible assets, in-process research and development expenses and write off of deferred acquisition-related expenses, as well as their related tax effect, if any.

FY05 FINANCIAL HIGHLIGHTS:

     o Revenues increased 25% to $78,784,000 from $63,165,000 in the prior year.

     o Gross profit was $34,214,000, or 43% of revenue, compared to $30,380,000, or 48% of revenue, in the prior year. Cost of sales in fiscal 2005 includes $677,000 of amortization of acquisition-related intangible assets, compared to $330,000 of similar expenses in the prior year.

     o Operating expenses were $23,926,000, or 30% of revenue, compared to $23,003,000, or 36% of revenue, in the prior year. Operating expenses in fiscal 2005 include $1,118,000 of acquisition-related amortization of intangible assets, $300,000 of acquisition-related in-process research and development expense, and $34,000 for the write-off of deferred acquisition expenses, compared to operating expenses in the prior year that included $719,000 of acquisition-related amortization of intangible assets and $1,604,000 of deferred acquisition-related expenses. Excluding these charges, non-GAAP operating expenses were $22,474,000, or 29% of revenue, in fiscal 2005, compared to $20,680,000, or 33% of revenue, in the prior year.

     o GAAP net income increased 38% to $7,439,000, or $.46 per diluted share, compared to $5,394,000, or $.34 per diluted share, in the prior year. GAAP net income in the prior year includes an income tax benefit of approximately $332,000 from recovery of prior year taxes.

     o Non-GAAP net income increased 32% to $8,960,000, or $.55 per diluted share, in fiscal 2005 compared to $6,768,000, or $.42 per fully diluted share, in the prior year. Non-GAAP net income excludes acquisition-related amortization of intangible assets, the write-off of acquisition-related in-process research and development expenses, the write-off of deferred acquisition costs, their related tax effect, if any, and the effect in the prior year of a tax benefit related to prior periods.


     "To continue our strong growth, we are building Neoware organically, as well as through carefully targeted acquisitions designed to enhance our portfolio of software solutions and to increase our geographic reach," Mr. Kantrowitz noted. "During the 2005 fiscal year, we acquired businesses with new software technologies that significantly enhance our offerings in both Windows(R) and Linux environments. With these new products, we believe that we can continue our significant market share lead in the fast-growing Linux thin client segment, and can expand our business in the Windows market with our innovative Neoware Image Manager software, which lowers the cost of Windows XP-based thin clients and improves their security and manageability. We significantly enhanced our global reach by acquiring businesses in Europe, and we can now customize products and fully support customers in the Americas, throughout Europe, and in India. Our strong balance sheet and our experience integrating acquisitions position us well to continue this activity in the coming fiscal year."

FY06 FINANCIAL GUIDANCE:

     Based upon currently available information, the Company is updating its financial guidance for the fiscal year ending June 30, 2006 and the fiscal quarter ending September 30, 2005 as follows:

     o Revenues for the year ending June 30, 2006 are projected to increase by approximately 30% or higher, compared to the prior fiscal year.

     o Revenues for the quarter ending September 30, 2005 are expected to be in the range of $22 to $24 million, depending on the timing of the shipment of individual orders, an increase of 35% to 47% compared to $16.3 million in the prior year first quarter.

     o Gross margins for the year ending June 30, 2006 are projected to be in the 40% to 45% range, including approximately $300,000 per quarter of amortization of intangibles related to acquisitions. Gross margins will likely vary from this range by one or two percentage points in any particular quarter due to product mix, including mix of revenue from software products, which carry higher than average percentage gross margins, and from higher priced thin clients, including the new Neoware e900 product line, which carry lower than average percentage gross margins.

     o Operating expenses for the year ending June 30, 2006, excluding expense for stock options, are projected to increase moderately during the year, but are expected to be leveraged with revenue growth to approximately 30% of revenue or less during the fiscal year, including approximately $465,000 per quarter of amortization of intangibles related to acquisitions.

     o The Company expects its effective income tax rate to be approximately 33% for the 2006 fiscal year.

Starting in the September 2005 quarter, the Company will begin recording stock-based compensation expense as calculated under FAS No. 123R. While the Company has not yet completed its analysis, it expects the non-cash impact of stock based compensation expense before income taxes during fiscal 2006 to be in the range of $2.5 to $3.0 million. Such amounts may change as a result of additional grants, forfeitures, modifications in assumptions and other factors.

     "Neoware is increasing its revenue guidance for the September quarter due in part to significant initial orders from a major retailer for our newly released Neoware e900 thin client, which couples Neoware's innovative software and management tools with a wireless, hardened thin client platform targeted at retail distribution centers, as well as manufacturing, healthcare and transportation environments. The Neoware e900, which has average prices of over $3,000 per unit, generates more gross profit dollars per unit sold, but has lower percentage gross margins, consistent with other Neoware thin clients that are sold at higher price points. New products like the Neoware e900, as well as increased sales of high-margin software products, including our newly introduced Neoware Image Manager software, are expected to contribute positively to the Company's revenue and profits in coming periods."

     "Neoware is delivering record results, and we believe that these results indicate that corporate PC users increasingly recognize the benefits of thin client computing. We are a leader in delivering thin client solutions, and are investing to capitalize on the significant growth opportunities we see. Our ownership of core software technologies, our software-focused business model, our alliances with IBM and other industry leaders, our ability to customize solutions for our customers around the globe, and our financial strength make us the clear choice for organizations looking to improve the security and manageability of their computing infrastructure and to lower their costs," Mr. Kantrowitz concluded.


CONFERENCE CALL INFORMATION

     In connection with this release, management of Neoware will host a conference call at 5:00 PM Eastern Time on September 1, 2005. The conference call will be available live at www.vcall.com and on the Neoware website at www.neoware.com. To participate, go to the website 10 minutes prior to the call to register, download and install any necessary audio software. If you are unable to attend the live conference call, an Internet replay of the call will be archived and available after the call.

     The call will also be accessible by dialing 1-800-895-1715 for domestic calls and +1-785-424-1059 for international calls. The conference ID will be NEOWARE. A replay of the call will be available through November 1, 2005 by dialing 1-800-688-4915 domestically and +1-402-220-1319 internationally. A copy of the press release announcing the Company's earnings and other financial and statistical information about the period to be presented in the conference call will be available at the section of the Company's website entitled "News" at www.neoware.com.

NON-GAAP FINANCIAL MEASURES

     In this earnings release and during our earnings conference call as described above, we use or plan to discuss certain financial measures which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States, or GAAP. A reconciliation between non-GAAP and GAAP measures can be found in the accompanying schedule and in the News section of our web site at www.neoware.com. We have provided the non-GAAP measures in order to present information about the Company's financial performance, as we believe it provides a more comparable view of the financial performance of the Company's core business and trends relating to its financial condition and results of operations. We compute non-GAAP net income by adjusting GAAP net income before taxes for amortization of acquired intangible assets such as intellectual property, customer lists and non-compete agreements, write off of in-process research and development and write off of deferred acquisition costs. In addition, we used a pro-forma tax rate of 24% the fourth quarter and 31% in fiscal 2005 and 36% in the fourth quarter and 34% in fiscal 2004. This compares to a GAAP effective tax rate for the same periods of 25% and 32% for the 2005 periods and 37% and 34% for the 2004 periods, respectively. Also during fiscal 2004, the Company recorded an income tax benefit of $332,000 from the recovery of prior years' Extraterritorial Income Exclusion (EIE) benefits, which is excluded from that year's non-GAAP net income.

ABOUT NEOWARE

     Neoware is a leading provider of enterprise software, thin client appliances, and related services that make computing more open, secure, reliable, affordable and manageable. Neoware was recently ranked America's eighth fastest-growing company by Fortune Magazine. By leveraging open technologies and eliminating the obsolescence that is built into standard PC architectures, Neoware enables enterprises to leverage server-based computing architectures to increase security, flexibility and choice, as well as lower up-front and total costs.

     Neoware's software products enable enterprises to gain control of their desktops, stream software on-demand, and to integrate mainframe, midrange, UNIX and Linux applications with Windows(R) environments and the web. Neoware's thin client appliances and software enable enterprises to run applications on servers and to display them across wired or wireless networks on secure, managed, reliable appliances that cost as little as one-fourth the price of today's typical business PC. Neoware's global development, services, and support provide customers with customized solutions that facilitate their specialized computing needs.

     Neoware's products are available worldwide from IBM, as well as from select, knowledgeable resellers. More information about Neoware can be found on the Web at http://www.neoware.com or via email at info@neoware.com. Neoware's global headquarters is in King of Prussia, PA.


                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: our continued strong growth, organically and through acquisitions, to enhance our portfolio of software solutions and increase our geographic reach; our continued success in the Linux segment and the expansion of our business in the Windows market; our ability to customize products and fully support customers in the Americas, throughout Europe, and in India; projected growth in revenues in fiscal year 2006 and the first fiscal quarter of fiscal year 2006; gross margins, operating expense levels and effective income tax rates for the 2006 fiscal year; the anticipated non-cash impact of stock-based compensation during the 2006 fiscal year under SFAS No. 123R; orders from a major retail customer; the anticipated performance of our Neoware e900 thin client and our high margin software products; anticipated increased customer recognition of the benefits of thin client computing and our anticipated investments to capitalize on significant growth opportunities. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in such forward-looking statements include: our inability to consummate and successfully integrate the TeleVideo acquisition; our inability to achieve our expectations for the 2006 fiscal year and the first quarter of the 2006 fiscal year; our inability to successfully integrate our recent acquisitions; the timing and receipt of future orders; our timely development and customers' acceptance of our products, including our new products; pricing pressures; rapid technological changes in the industry; growth of overall thin client sales through the capture of a greater portion of the PC market, including sales to large enterprise customers; our dependence on our suppliers; increased competition; our continued ability to sell our products through IBM to its customers; our ability to attract and retain qualified personnel, including the former employees of the businesses we acquired; adverse changes in customer order patterns; our ability to identify and successfully consummate and integrate future acquisitions; adverse changes in general economic conditions in the U. S. and internationally; risks associated with foreign operations; and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Neoware's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, our reports on Form 10-K for the year ended June 30, 2004 and Forms 10-Q for the quarters ended September 30, 2004, December 31, 2004 and March 31, 2005.

Neoware is a trademark of Neoware Systems, Inc. All other names products and services are trademarks or registered trademarks of their respective holders.


CONTACT:
Investor Relations:
Cameron Associates
Kevin McGrath
(212) 245-8000 x 203
kevin@cameronassoc.com
----------------------

Neoware Systems, Inc.
Keith Schneck, CFO
(610) 277-8300
invest@neoware.com
------------------

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (in thousands, except per share data)

                                   (UNAUDITED)


                                                         JUNE 30,      JUNE 30,
                           ASSETS                         2005           2004
                                                        ---------     ---------
Current assets:
     Cash and cash equivalents                          $   8,285     $  17,119
     Short-term investments                                34,874        38,177
     Accounts receivable, net                              17,165        10,580
     Inventories                                            3,051           795
     Prepaid expenses and other                             2,627         1,628
     Deferred income taxes                                  1,015           643
                                                        ---------     ---------
     Total current assets                                  67,017        68,942

Property and equipment, net                                   416           509
Goodwill                                                   31,404        17,466
Intangibles, net                                            9,386         3,545
Deferred income taxes                                         792           145
                                                        ---------     ---------
                                                        $ 109,015     $  90,607
                                                        =========     =========

            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                   $   8,408     $   5,685
     Accrued compensation and benefits                      2,018         1,534
     Other accrued expenses                                 3,868         1,071
     Income taxes payable                                   1,588           854
     Deferred revenue                                         734           739
                                                        ---------     ---------
        Total current liabilities                          16,616         9,883
                                                                      ---------

Deferred income taxes                                       1,943            --
Deferred revenue                                              306           235
                                                        ---------     ---------
        Total liabilities                                  18,865        10,118
                                                        ---------     ---------


Stockholders' equity:
     Preferred stock                                           --            --
     Common stock                                              16            16
     Additional paid-in capital                            74,577        71,718
     Treasury stock, 100,000 shares at cost                  (100)         (100)
     Accumulated other comprehensive income                   299           936
     Retained earnings                                     15,358         7,919
                                                        ---------     ---------
        Total stockholders' equity                         90,150        80,489
                                                        ---------     ---------
                                                        $ 109,015     $  90,607
                                                        =========     =========

                              NEOWARE SYSTEMS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                   (UNAUDITED)

                                                           THREE MONTHS ENDED    TWELVE MONTHS ENDED
                                                               JUNE 30,                JUNE 30,
                                                         --------------------    --------------------
                                                           2005        2004        2005        2004
                                                         --------    --------    --------    --------

Net revenues                                            $ 23,009    $ 17,080    $ 78,784    $ 63,165
Cost of revenues                                          12,884       9,726      44,570      32,785
                                                        --------    --------    --------    --------
          Gross profit                                    10,125       7,354      34,214      30,380
                                                        --------    --------    --------    --------

Sales and marketing                                        3,795       3,340      13,176      13,125
Research and development                                   1,551         678       3,850       2,798
General and administrative                                 2,052       1,016       6,866       5,476
Abandoned acquisition costs                                   --       1,604          34       1,604
                                                        --------    --------    --------    --------
          Operating expenses                               7,398       6,638      23,926      23,003
                                                        --------    --------    --------    --------

          Operating income                                 2,727         716      10,288       7,377

Foreign exchange loss                                        (40)       (106)       (283)       (106)
Interest income, net                                         265         107         859         392
                                                        --------    --------    --------    --------

          Income before income taxes                       2,952         717      10,864       7,663
Income taxes                                                 734         239       3,425       2,269
                                                        --------    --------    --------    --------


Net income                                              $  2,218    $    478    $  7,439    $  5,394
                                                        ========    ========    ========    ========

Earnings per share:
          Basic                                         $    .14    $    .03    $    .47    $    .34
                                                        ========    ========    ========    ========
          Diluted                                       $    .14    $    .03    $    .46    $    .34
                                                        ========    ========    ========    ========


Weighted average number of common shares outstanding:
          Basic                                           16,219      15,778      15,931      15,683
                                                        ========    ========    ========    ========
          Diluted                                         16,406      16,142      16,202      16,020
                                                        ========    ========    ========    ========

                              NEOWARE SYSTEMS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (in thousands, except per share data)

                                   (UNAUDITED)


                                                                          THREE MONTHS ENDED            TWELVE MONTHS ENDED
                                                                               JUNE 30,                      JUNE 30,
                                                                       -----------------------       -----------------------
                                                                         2005           2004           2005           2004
                                                                       --------       --------       --------       --------
Cash flows from operating activities:
   Net income                                                          $  2,219       $    477       $  7,439       $  5,394
   Adjustments to reconcile net income to net cash
     provided by operating activities-

   Income tax benefit, primarily from stock option exercises               (271)           297            114          2,005
   Depreciation                                                              91             52            290            262
   In-process research and development                                      300             --            300             --
   Amortization of intangibles                                              678            268          1,795          1,049
   Changes in operating assets and liabilities- net of effect from acquisition-
   Accounts receivable                                                   (3,143)           603         (6,156)           509
   Inventories                                                              587            (47)        (1,596)           (22)
   Prepaid expenses and other                                            (1,348)          (589)          (753)          (820)
   Accounts payable                                                       3,120            581          2,641          1,478
   Accrued expenses                                                         481            467          3,143            629
   Deferred income taxes                                                     (3)           141             (3)           141
   Deferred revenue                                                        (259)            (1)            33            283
                                                                       --------       --------       --------       --------
Net cash provided by operating activities                                 2,452          2,249          7,247         10,908
                                                                       --------       --------       --------       --------

Cash flows from investing activities:
   Purchase of Visara thin client business                                   --             --         (3,804)
   Purchase of Thintune thin client business                               (704)            --        (10,087)
   Purchase of Mangrove Systems, SAS                                         99             --         (2,744)
   Purchase of the TeemTalk software business                                --             --             --         (9,995)
   Purchase of Qualystem SAS                                             (4,232)            --         (4,232)
   Purchase of short-term investments                                   (28,596)        10,716        (48,829)       (39,470)
   Sales of short-term investments                                           --        (16,708)        52,177          4,444
   Purchase of intangible assets                                             --             --             --           (125)
   Purchases of property and equipment                                      (66)           (69)          (157)          (198)
                                                                       --------       --------       --------       --------
Net cash used in investing activities                                   (33,499)        (6,061)       (17,676)       (45,344)
                                                                       --------       --------       --------       --------

Cash flows from financing activities:
   Repayments of capital leases                                              (2)            (1)            (7)            (5)
   Sale of common stock, net of expenses                                     --             --                        24,609
   Expenses for prior issuance of common stock                               --             --                            (3)
   Exercise of stock options and warrants                                   278             50          1,446            884
                                                                       --------       --------       --------       --------
Net cash provided by financing activities                                   276             49          1,439         25,485
                                                                       --------       --------       --------       --------

Effect of foreign exchange rate changes on cash                             (30)            60            156             56
                                                                       --------       --------       --------       --------

   Decrease) in cash and cash equivalents                               (30,801)        (3,704)        (8,834)        (8,895)
Cash and cash equivalents, beginning of period                           39,086         20,823         17,119         26,014
                                                                       --------       --------       --------       --------
   Cash and cash equivalents, end of period                            $  8,285       $ 17,119       $  8,285       $ 17,119
                                                                       ========       ========       ========       ========

Supplemental disclosures:
   Cash paid for income taxes                                          $    858       $     (3)      $    918       $    261
   Issuance of common stock for purchase of Mangrove Systems, SAS            --             --       $  1,300             --

                              NEOWARE SYSTEMS, INC.

                   RECONCILIATION OF GAAP TO NON GAAP AMOUNTS
                      (in thousands, except per share data)

                                   (UNAUDITED)

                                                                  THREE MONTHS ENDED               YEAR ENDED
                                                                      JUNE 30,                      JUNE 30,
                                                              -----------------------       -----------------------
                                                                2005           2004           2005           2004
                                                              --------       --------       --------       --------

GAAP NET INCOME                                               $  2,218       $    478       $  7,439       $  5,394
Amortization of purchased  intangible assets included
  within cost of sales                                             285             85            677            330
Amortization of purchased intangible assets included
  within operating expenses                                        394            183          1,118            719
Write-off of acquisition related in-process research and
  development                                                      300             --            300             --
Write-off of deferred acquisition expenses                          --          1,604             34          1,604
Income tax effect of amortization of purchased intangible
  assets and write-off of acquisition related costs               (214)          (686)          (607)          (947)
Prior year income tax benefit                                       --             --             --           (332)
                                                              --------       --------       --------       --------

Total net income impact                                            765          1,186          1,522          1,374
                                                              --------       --------       --------       --------
NON GAAP NET INCOME                                           $  2,983       $  1,664       $  8,960       $  6,768
                                                              ========       ========       ========       ========

Earnings per share:
Basic                                                         $   0.18       $   0.11       $    .56       $    .43
                                                              ========       ========       ========       ========
Diluted                                                       $   0.18       $   0.10       $    .55       $    .42
                                                              ========       ========       ========       ========

Weighted average number of common shares outstanding:
Basic                                                           16,219         15,778         15,931         15,683
                                                              ========       ========       ========       ========
Diluted                                                         16,406         16,142         16,202         16,020
                                                              ========       ========       ========       ========




GAAP OPERATING EXPENSE                                        $  7,398       $  6,638       $ 23,926       $ 23,003
Amortization of purchased intangible assets included
  within operating expenses                                       (394)          (183)        (1,118)          (719)
Write-off of acquisition related in-process research and
  development                                                     (300)            --           (300)            --
Write-off of deferred acquisition expenses                          --         (1,604)           (34)        (1,604)
                                                              --------       --------       --------       --------
NON GAAP OPERATING EXPENSE                                    $  6,704       $  4,851       $ 22,474       $ 20,680
                                                              ========       ========       ========       ========